Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

PARK PLACE ENTERTAINMENT CORPORATION

Pursuant to Section 242 of the General

Corporation Law of the State of Delaware

Park Place Entertainment Corporation, a Delaware corporation (hereinafter called the “Corporation”), does hereby certify as follows:

FIRST:  Article I of the Corporation’s Amended and Restated Certificate of Incorporation is hereby amended to read in its entirety as set forth below:

Article I:  The name of the corporation (which is hereinafter referred to as “the Corporation”) is Caesars Entertainment, Inc.

SECOND:  The foregoing amendment was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be duly executed in its corporate name this 5th day of January, 2004.

PARK PLACE ENTERTAINMENT CORPORATION

By:	/s/	Bernard E. DeLury, Jr.
Name:		Bernard E. DeLury, Jr.
Title:		Executive Vice President, General Counsel and Secretary